Exhibit 2.3

SHARE ASSIGNMENT
AND MANAGEMENT RIGHT TRANSFER AGREEMENT

This assignment of stock and management right transfer agreement (the“ Agreement”) was made as of October 3, 2021 between K-commerce Co.,Ltd. (“Assignor”) and Hanryu Bank Co., Ltd. (“Assignee”), as follow:

1. PURPOSE

The agreement is intended to establish the rights and obligations between the Assignor and the Assignee in relation to the transfer of stocks issued and management rights of the company.

2. ASSIGNMENT

The Assignee acquired shares from the assignor as of October 3, 2021, which refers to the conditions as hereinbelow:

2.1 The issuer : K-Commerce Co., Ltd.

2.2 Numbre of Common Stocks : 619,200 shares

2.3 Price : 500 KRW per share (Par value : 500 KRW per share)

2.4 Purchase price : 309,600,000 KRW

2.5 Shareholding Ratio : 50.8%

3. CONSIDERATION

As consideration for the assignment of Shares Assignee has decided to get shares in exchange of 309,600,000 KRW loan to Assignor.

4. ISSUANCE OF STOCK

Upon the receipt of the full payment of the sale price from Assignee, the Assignor agrees to cooperate with the procedures necessary for the transfer, such as the issuance of stock certificates or the transfer of the right to request the issuance of stock certificates.

5. TAXES

Taxes and utility bills related to the conclusion and implementation of this contract shall be liable to the parties to whom the law belongs.

6. DISPUTE

Any dispute, controversy or claim arising out of or relating to this Agreement, both parties shall endeavor to resolve the dispute by mutual amicable agreement in good faith and good faith. The Dispute shalll be settled by arbitration in South Korea by the Seoul Central District Court.

7. DISCLOSURE

The Assignor and Assignee shall not disclose the fact of the conclusion of this contract and the contents of the contract to a third party unless the disclosure is required by the relevant laws and regulations.

8. OTHERS

Matters not specified in this contract shall be consulted between the parties.

In order to make an agreement as described above and to prove the above facts, two copies of this contract are prepared and each copy is kept by Assignor and Assignee.

October 3, 2021

Assignor

Company Name : K-Commerce Co., Ltd.

Registration Number : 836-87-01961

Address : 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, South Korea

The president : Dong Hoon Park

Assignee

Company Name : Hanryu Bank Co., Ltd.

Registration Number : 763-86-01220

Address : 397, Seocho-daero, Seocho-gu, Seoul, South Korea

The president : Mun Joong Kang